                                                                   Exhibit 10.33







                              Employment Agreement

                                     Between

                               Surya N. Mohapatra

                                       and

                         Quest Diagnostics Incorporated



                          Dated as of November 9, 2003

                                TABLE OF CONTENTS

                                                                                                                 Page
                                                                                                                 ----

1.       Employment...............................................................................................2

2.       Employment Term..........................................................................................2

         (a)      Term............................................................................................2

         (b)      Agreement terminated under certain circumstances on or before December 31, 2003.................3

3.       Duties...................................................................................................3

4.       Place of Performance.....................................................................................4

5.       Cash Compensation........................................................................................4

         (a)      Base Salary.....................................................................................4

         (b)      Annual Bonus....................................................................................5

         (c)      Deferral........................................................................................5

         (d)      Incentive Award Modifications...................................................................5

6.       Equity Awards............................................................................................6

         (a)      Option Grant....................................................................................6

         (b)      Additional Compensation.........................................................................7

         (c)      Restrictions on Option Shares...................................................................8

7.       Employee Benefits........................................................................................9

         (a)      General Provisions..............................................................................9

         (b)      Supplemental Executive Retirement Plan..........................................................9

         (c)      Vacation and Sick Leave........................................................................10

8.       Applicable Taxes........................................................................................10

9.       Miscellaneous Benefits..................................................................................10

         (a)      Business Travel and Expenses...................................................................10

         (b)      Executive Driver...............................................................................10



         (c)      Relocation Expenses............................................................................11

         (d)      Non-Exclusivity................................................................................11

10.      Termination of Employment...............................................................................11

         (a)      Termination by the Company for Cause...........................................................11

         (b)      Disability.....................................................................................12

         (c)      Death..........................................................................................13

         (d)      Termination by the Executive for Good Reason...................................................13

         (e)      Other Terminations.............................................................................16

         (f)      Notice of Termination..........................................................................16

         (g)      Resignation....................................................................................17

11.      Compensation upon Termination or During Disability......................................................17

         (a)      Disability.....................................................................................17

         (b)      Death..........................................................................................18

         (c)      Termination for Cause; Termination by the Executive other than for Good Reason or Disability...19

         (d)      Termination Resulting from Non-Renewal of this Agreement.......................................20

         (e)      All Other Terminations.........................................................................21

         (f)      Other Severance Provisions.....................................................................23

         (g)      Change in Control Protections and Excise Tax Gross-Up..........................................23

         (h)      Change in Control..............................................................................25



12.      Non-Solicitation and Non-Competition....................................................................28

         (a)      Term of Non-Compete............................................................................28

         (b)      Term of Non-Solicitation of Customers..........................................................29

         (c)      Term of Non-Solicitation of Employees..........................................................29

         (d)      Term of Non Compete, Non Solicitation Automatically Extended...................................29

         (e)      Definitions Applicable to Section 12...........................................................29


         (f)      Expedited Arbitration Applicable to Section 12.................................................30

         (g)      Exclusive Property.............................................................................30

         (h)      Injunctive Relief..............................................................................31

13.      Arbitration.............................................................................................32

14.      Confidentiality.........................................................................................32

15.      Other Matters...........................................................................................33

         (a)      Entire Agreement...............................................................................33

         (b)      Assignment.....................................................................................34

         (c)      Notices........................................................................................34

         (d)      Amendment/Waiver...............................................................................34

         (e)      Applicable Law.................................................................................34

         (f)      Severability...................................................................................34

         (g)      Successor in Interest..........................................................................35

         (h)      No Mitigation/No Offset........................................................................35

         (i)      Joint Participation in Drafting................................................................36

16.      Indemnification.........................................................................................36

17.      Authority...............................................................................................36

                                                                  Execution Copy

                              Employment Agreement

                                     Between

                               Surya N. Mohapatra

                                       and

                         Quest Diagnostics Incorporated

         This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of November 9, 2003 (the "Effective Date"), between QUEST DIAGNOSTICS INCORPORATED (the "Company"), a Delaware corporation having its principal place of business at One Malcolm Avenue, Teterboro, NJ 07608, and SURYA N. MOHAPATRA (the "Executive").

         WHEREAS, the Executive has been heretofore employed by the Company as President and Chief Operating Officer; and

         WHEREAS, the Company considers the services of the Executive to be unique and essential to the success of the Company's business; and

         WHEREAS the Company and the Executive had previously entered into a letter agreement dated January 15, 1999 ("Letter Agreement"); and

         WHEREAS, the Company and the Executive now wish to enter into this Agreement on the terms and conditions set forth herein, and which, except as otherwise provided herein, shall constitute the sole and exclusive agreement as of the Effective Date relating to the employment of the Executive by the Company.
         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed between the Company and the Executive that his existing agreement shall be amended and modified in its entirety as follows:

1. Employment. The Company shall continue to employ the Executive in a full-time capacity in the positions set forth in this paragraph, and the Executive shall accept such employment upon the terms and conditions set forth herein. Until the CEO Succession Date (as hereinafter defined), such employment shall be in the capacity of President and Chief Operating Officer of the Company, and as a member of the Board of Directors of the Company (the "Board"). On or immediately following the Effective Date, the Company shall announce that the Executive will become President and Chief Executive Officer ("CEO") of the Company as the Board may determine, provided that the Executive shall become CEO no later than the Company's Annual Meeting of Shareholders in 2004 (or May 31, 2004, whichever is earlier) (the "CEO Succession Date"). On and following the CEO Succession Date, the Executive's employment shall be in the capacity of President and CEO, reporting directly to the Board, and it is the intention of the parties that he shall serve as a member of the Board throughout the Employment Term (as hereinafter defined). The Board shall nominate the Executive as a Director of the Company and shall use its best efforts to have the Executive elected and re-elected to the Board for the duration of the Employment Term.

2.        Employment Term.

     (a) Term. The term of Executive's employment under this Agreement shall commence as of January 1, 2004 and continue until December 31, 2006 (the "Employment Term"). Subject to 6 (six) months written notice of non-renewal by either party to the other, this Agreement will be automatically renewed for successive one-year terms, after December 31, 2006. For purposes of this Agreement, the "Employment Term" shall mean the period from January 1, 2004 to the earlier to occur of (i) the scheduled expiration of the Employment Term, including any extension thereof, or (ii) the termination of the Executive's employment in accordance herewith.

     (b) Agreement terminated under certain circumstances on or before December 31, 2003. If Executive's employment is terminated for any reason on or prior to December 31, 2003, the Executive shall have no rights under this Agreement which shall be deemed null and void and of no force or effect, but Executive shall retain all rights granted to him under the Letter Agreement.

3. Duties. From the CEO Succession Date through the end of the Employment Term, the Executive shall, subject to the supervising powers of the Board, have those powers and duties consistent with the position of President and Chief Executive Officer in a company the size and nature of the Company, which powers shall in all cases include, without limitation, the power of supervision and control over, and responsibility for, the general management and operations of the Company (including the hiring and firing of employees and the appointment and termination of senior officers), development and implementation of a comprehensive strategic business plan, supervision of the day-to-day executive management process, and acting as spokesperson for the Company. All senior officers and other officers with direct operational responsibilities shall report directly to the Executive unless the Executive in his sole discretion delegates such reporting responsibilities, in whole or in part, to another executive. It is the intention of the parties that the provisions of this Section 3 shall be applied in a manner consistent with the Sarbanes-Oxley Act of 2002, as amended from time to time. The Executive shall actively participate in the selection process but shall not have the power to veto the

     Board's appointment, if it decides to make such appointment, of a non-executive Chairman from time to time, which non-executive Chairman shall be responsible for presiding over the Board and meetings of shareholders. Upon the Executive becoming CEO, the Chairman of the Board shall not be assigned or delegated duties that are preserved to the Executive pursuant to this Section 3. Executive agrees to devote substantially all his working time and attention to the business of the Company. The Executive shall not, without the prior consent of the Company's Board of Directors, be directly or indirectly engaged in any other trade, business or occupation for compensation requiring his personal services during the Employment Term. Nothing in this Agreement shall preclude the Executive from (i) engaging in charitable and community activities or from managing his personal investments, or (ii) serving as a member of the board of directors of an unaffiliated company not in competition with the Company, subject, however, with respect to each such board membership, to approval by the Company's Board (not to be unreasonably withheld). During the Employment Term, the Executive shall be nominated for re-election as a member of the Board of Directors.

4. Place of Performance. The principal place of employment of the Executive shall be at the Company's principal executive offices in Teterboro, New Jersey; Lyndhurst, New Jersey; or New York, New York.

5. Cash Compensation. Executive shall be compensated for services rendered during the Employment Term as follows:


     (a) Base Salary. During the Employment Term commencing January 1, 2004, Executive shall be compensated at an annual base salary of no less than $875,000 (the base salary, at the rate in effect from time to time, is hereinafter referred to as the "Base Salary"). The Board, or a committee thereof, shall review and may, if appropriate, at its discretion, increase (but not decrease) the annual Base Salary during the Employment Term. Base Salary shall be reviewed annually and be adjusted to reflect (among other factors) increases generally granted to other senior executives of the Company and Executive's performance consistent with Company pay practices. The Base Salary shall be payable in equal bi-weekly installments.

     (b) Annual Bonus. In addition to the Base Salary provided for in Section 5(a) above, the Company will provide annual cash bonus awards to Executive under its Management Incentive Plan (MIP) in accordance with the plan and any financial performance targets thereunder ("Annual Bonus") each year during the Employment Term. During the Employment Term commencing January 1, 2004, Executive's target incentive opportunity under the Company's MIP will be no less than 120% of Base Salary (the target bonus as a percentage of Base Salary, as in effect from time to time, is hereinafter referred to as the "Target Bonus"). The Target Bonus as a percentage of Base Salary shall be reviewed annually for increase (but not decrease) by the Board or a committee thereof.

     (c) Deferral. Pursuant to the terms of the Company's Supplemental Deferred Compensation Plan ("SDCP"), the Executive may elect to defer from payments of Base Salary and Annual Bonus and any other eligible compensation amounts as provided for under the SDCP.

     (d) Incentive Award Modifications. Any equity and option awards made to the Executive on or prior to the Effective Date and any equity and option awards that may be made to the Executive during the Employment Term shall be subject to, and shall benefit from, any amendments or revisions to the terms and conditions of any of the Company's Incentive Compensation Programs (including, without limitation, any action resulting in extended exercise periods) that may be implemented on or after the Effective Date.

6.        Equity Awards.

      (a) Option Grant.


          (i) On or about the February 19, 2004 meeting of the Company's Board of Directors (the "Option Grant Date"), except as noted below, the Executive shall be awarded options to purchase a total of 170,000 (one hundred seventy thousand) shares of the Company's common stock (the "Option Shares") at an exercise price equal to the average of the quoted high and low price per share of such common stock on the date of the award (the "Option Grant"). Except as otherwise provided herein, such options shall be granted in accordance with those provisions (including exercisability) established by the Board of Directors at the time such option is granted and applicable to other senior executives of the Company.

          (ii) Subject to Section 6(a)(v), the Option Shares shall vest as to 1/3rd thereof on each anniversary of the Option Grant Date, provided, that (A) on the applicable vesting date, the Executive is then still in the employ of the Company, or (B) the provisions of Section 11(g)(i) apply;

          (iii) If the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason or upon his death or Disability, in each case on or prior to the Option Grant Date, the Executive shall have no right to any part of the Option Grant but shall retain all option rights granted to him under the Letter Agreement and other stock options grants. If the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason or if there is a Change in Control (as hereinafter defined), in each case on or prior to the Option Grant Date, the Option Grant and the Option Grant Date shall be deemed to occur immediately prior to the Date of Termination or the Change in Control, as the case may be, and the Option Shares as so granted shall be treated in accordance with this Section 6(a), including clause (v) hereof.

          (iv) Except as otherwise provided for in this Agreement, vested Option Shares may not be exercised after the expiration of the 10-year term of applicable Option Agreement.

          (v) In the event that the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason or upon the Executive's death or Disability, or if the Executive is receiving severance pursuant to Section 11(d) hereof (for non-renewal of the Employment Term), the Option Shares shall be treated in accordance with the applicable termination provision of Section 11 relating to the treatment of stock options upon such termination.


      (b) Additional Compensation. Executive may be awarded additional compensation pursuant to the present or any future incentive compensation or long-term compensation program established for the senior executive officers of the

           Company, with the exception of any such program established for the exclusive benefit of Kenneth W. Freeman (collectively the "Incentive Compensation Programs"), in an appropriate manner for the position occupied by the Executive and his performance therein relative to other Company senior executive officers, with the exception of Kenneth W. Freeman, and consistent with Company pay practices, provided that in all events the Executive shall be treated on a basis no less favorable than other senior executives are treated (with the exception of Kenneth W. Freeman). Except as otherwise provided herein, compensation granted under such plans will be subject to the actual provisions and conditions applicable to such plans.

      (c) Restrictions on Option Shares. The Executive agrees in respect of the Option Shares that he shall not (i) sell, transfer or otherwise dispose of any Option Shares or any interest therein other than in compliance with the Company's 1999 Employee Equity Participation Program, the stock option agreement between the Company and Executive relating to such Option Shares, and the Company's Policy for Purchasing and Selling Securities, (ii) enter into any transaction that is expected to result in a financial benefit arising from a decline in the value of the Company's stock or (iii) enter into any hedging transactions, including, but not limited to the use of financial derivatives, short sales or any other similar transactions, without the prior written consent of the Board of Directors, in each case with respect to Subsections (i), (ii) and (iii) until the Option Shares are vested to the fullest extent provided for under this Agreement, and all restrictions against exercise of such Option Shares have expired or been terminated.

7.         Employee Benefits.

      (a) General Provisions. Except as expressly provided in this Agreement, the Executive shall be eligible to participate in all employee benefit and welfare plans offered by the Company to its senior executive officers (e.g., Life Insurance, Medical & Dental Insurance, Travel, Accident, STD & LTD, Flexible Spending Accounts, Regular and Supplemental AD&D, Optional/Supplemental Life Insurance, Profit Sharing, the 401(k) Plan and Employee Stock Purchase Plan) (collectively referred to as the "Benefit Plans") on a basis that is no less favorable to the Executive than that made available to other senior executive officers, with the exception of Kenneth W. Freeman, of the Company, provided that the Executive shall be reimbursed for the costs of his annual participation in a comprehensive executive health assessment at a leading medical institution of his choice.

      (b) Supplemental Executive Retirement Plan. A Supplemental Executive Retirement Plan ("SERP") will be developed and made available to the Executive prior to the end of 2004. The SERP is intended to provide an enhanced benefit to the Executive should he leave the Company after 8 full years of service, taking into account the time the Executive has heretofore been employed by the Company, provided that if the Executive's employment is terminated for any reason (other than by the Company for Cause or by the Executive other than for Good Reason or Disability) prior to the Executive obtaining 8 full years of service, the Executive shall be deemed to have obtained 8 full years of services immediately prior to the Date of Termination. Details of the SERP will be communicated to the Executive when the SERP is finalized and approved by the Board of Directors. The Board intends to make the SERP reasonable in value and expense, and tax efficient.

      (c) Vacation and Sick Leave. The Executive shall be entitled to vacation and sick leave in accordance with the vacation and sick leave policies adopted by the Company from time to time, provided that the Executive shall be entitled to no less than five (5) weeks of paid vacation each calendar year. Any vacation shall be at such time and for such periods as shall be mutually agreed upon between the Executive and the Company. The Executive shall be entitled to all public holidays observed by the Company.

8. Applicable Taxes. There shall be deducted from any compensation payments made under this Agreement any federal, state, and local taxes or other amounts required to be withheld under applicable law.

9. Miscellaneous Benefits. During the Employment Term, the Executive shall be entitled to perquisites at least as favorable as those provided other senior executives of the Company. In all events, the Company shall provide the Executive with the following additional benefits:

      (a) Business Travel and Expenses. Executive shall be reimbursed by the Company for reasonable and other business expenses, as approved by the Company, that are incurred and accounted for in accordance with the Company's normal practices and procedures for reimbursement of expenses.

      (b) Executive Driver. In order to ensure the accessibility and safety of the Executive during the Employment Term, the Company will reimburse the Executive for the costs of an executive driver for business purposes only (including transportation to and from work). The Company shall directly cover the costs of all other business-related transportation.

           (c) Relocation Expenses. The Company shall reimburse the Executive limited relocation expenses, to include home sale, purchase and moving expenses, but not including third party buy-out of existing residence, in accordance with the Company's relocation policy if the Executive moves within the greater New York/New Jersey area prior to the expiration of the initial Employment Term on December 31, 2006.

           (d) Non-Exclusivity. Nothing in this Agreement shall prevent the Executive from being entitled to receive any additional compensation or benefits as approved by the Company's Board of Directors; provided, however, that in no event shall the Company make any loans to Executive that are in violation of the Sarbanes-Oxley Act of 2002, as such act may be amended or supplemented from time to time, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

10.              Termination of Employment. Notwithstanding any other
           provisions of this Agreement to the contrary, the employment of the Executive pursuant to this Agreement may be terminated as follows:

           (a) Termination by the Company for Cause. Executive may be terminated for "Cause" by the Company as provided below. As used herein, the term "Cause" shall mean (i) conviction of the Executive for a felony; or (ii) the commission by the Executive of fraud or theft against, or embezzlement from, the Company. For purposes of this section, no act or failure to act on Executive's part shall be considered to be reason for termination for Cause if done, or omitted to be done, by Executive in good faith and with the reasonable belief that the action or omission was in the best interests of the Company. Cause shall not exist unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than two thirds of the entire membership of the Board at a meeting of the Board held for the purpose (after no less than ten (10) days' prior written notice to the Executive of such meeting and the purpose thereof and an opportunity for him, together with his counsel, to be heard before the Board at such meeting), of finding that in the good faith opinion of the Board, the Executive was guilty of the conduct set forth above in this Section 10(a) and specifying the particulars thereof in detail. The Date of Termination shall be the date the Board resolution specified herein is delivered to the Executive. Anything herein to the contrary notwithstanding, if, following a termination of the Executive's employment by the Company for Cause based upon the conviction of the Executive for a felony, such conviction is overturned in a final determination on appeal, the Executive shall be entitled to the payments and the economic equivalent of the benefits the Executive would have received if his employment had been terminated by the Company without Cause.

           (b) Disability. The Executive's employment may be terminated by the Company or the Executive upon the Executive's Disability. For purposes of this Agreement, "Disability" shall mean the Executive's inability, due to physical or mental incapacity, to substantially perform his duties for the Company for a period exceeding 120 consecutive days. Any question as to the existence of the Disability of Executive as to which Executive (or his guardian) and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive (or his guardian) and the Company. If Executive (or his guardian) and the Company cannot agree as to a qualified independent physician, each shall appoint a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made by such medical doctor in writing to the Company and Executive (or his guardian) shall be final and conclusive for all purposes of the Agreement and the Date of Termination shall be the date the notice of such determination is delivered to the Executive.

           (c) Death. The Executive's employment shall terminate upon his death, and the date of his death shall be the Date of Termination for purposes of this Agreement.

           (d) Termination by the Executive for Good Reason. The Executive may terminate his employment hereunder for "Good Reason," provided that the Executive shall have delivered a Notice of Termination within ninety (90) days after the occurrence of the event of Good Reason giving rise to such termination. For purposes of this Agreement, "Good Reason" shall not mean a termination resulting from non-renewal of this Agreement. "Good Reason" shall mean the occurrence of one or more of the following circumstances, without the Executive's express written consent (except in the case of a Change in Control as provided in Section 10(d)(viii) hereof), and which are not remedied by the Company within thirty (30) days of receipt of the Executive's Notice of Termination except in the event of a Change in Control or a resignation pursuant to clause (x) herein:

                 (i) an assignment to the Executive of any duties materially inconsistent with his position, duties, responsibilities, and status with the Company, or any material limitation of the powers of the Executive not consistent with the powers of the Executive contemplated by Section 3 hereof;

                 (ii) any removal of the Executive from, or any failure to appoint or elect, or re-elect, the Executive to any position specified in Section 1 of this Agreement (subject to the last sentence of Section 1);

                 (iii)   any change of the Executive's title(s) as specified in
                         Section 1 of this Agreement;

                 (iv) the Company's requiring the Executive, without his written consent, to be based at any office or location more than 75 miles commuting distance from the locations referred to in Section 4 of this Agreement;

                 (v) a reduction in the Executive's Base Salary or Annual Bonus target incentive opportunity as in effect from time to time, without his written consent;

                 (vi) the failure of the Company to continue in effect any material Benefit Plan that was in effect on the Effective Date or provide the Executive with substantially equivalent benefits without his written consent;

                 (vii) any other material breach by the Company of this Agreement;

                 (viii) "Change in Control" as defined in Section 11(h) of this Agreement (whether or not the Executive consents to such Change in Control).

                 (ix) the failure to appoint the Executive as Chief Executive Officer of the Company no later than the 2004 Annual Meeting of Shareholders or May 31, 2004 (whichever is earlier);

                 (x) the occurrence of an irreconcilable difference with the non-executive Chairman of the Board of Directors (should such position be established) such that the Executive is unable to effectively carry out the duties and responsibilities undertaken by him under this Agreement or as may hereafter be delegated to him by the Company's Board of Directors consistent with his duties as set forth in Section 3 hereof. For purposes of this section, the Executive shall not have Good Reason to resign unless he, in good faith and with the reasonable and good faith belief that the circumstances giving rise to such irreconcilable differences are not capable of resolution, provides written notice to the Board giving full details of the nature and circumstances of the differences and what steps, if any, have been taken to ameliorate such irreconcilable differences and the Board fails to fully cure such irreconcilable differences in a manner reasonably satisfactory to the Executive within 30 days of receipt of such written notice. If the Executive, acting in good faith, is dissatisfied with the manner in which the Board has attempted to cure the differences, a meeting of the Board shall take place within 15 days of the date of the notice from the Executive that he is dissatisfied. At such meeting, the Executive shall, together with his counsel, have an opportunity to be heard before the Board. If following that meeting, the Executive makes a good faith determination that the irreconcilable differences still exist and have not been fully cured by the Board, the Executive can terminate for Good Reason if he gives the Board written notice of such intent and the Board fails to fully cure the events giving rise to such irreconcilable differences to the Executive's satisfaction within seven (7) days of receipt of such notice and the Date of Termination shall be the 7th day after such notice is delivered to the Board. In no event shall the Executive be permitted to claim an irreconcilable difference based on any unlawful action proposed or taken by the Executive; and


                 (xi) a failure of the Company to secure a written assumption by any successor company as provided in Section 15(g) hereof.

            In the event of a termination for Good Reason, except as otherwise provided herein, the Date of Termination shall be the date specified in the Notice of Termination, and shall not be more than thirty (30) days after the Notice of Termination.


            (e) Other Terminations. Notwithstanding the foregoing, the Company or the Executive may terminate the Executive's employment under this Agreement at any time, subject to the provisions of
                 Section 10(f) hereof. If the Executive's employment is terminated hereunder for any reason other than as set forth in Sections 10(a) through 10(d) hereof, the date on which a Notice of Termination is given or any later date (within 30 days) set forth in such Notice of Termination shall be the Date of Termination.

            (f) Notice of Termination. Any termination of the Executive's employment hereunder by the Company or by the Executive shall be communicated by written

                 Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated and a date of termination.

            (g) Resignation. Upon the Date of Termination for any reason (other than an expiration of the Employment Term), the Executive shall be deemed to have resigned as a director and/or officer of the Company; provided, however, that in the case of a non-renewal by the Company of the initial Employment Term in accordance with Section 2(a) hereof, the Date of Termination shall be December 31, 2006.

11.         Compensation upon Termination or During Disability.

            (a) Disability. During any period ("Disability Period"), during the Employment Term that the Executive fails to perform his duties hereunder as a result of Disability, the Executive shall continue to (i) receive his full Base Salary and bonus otherwise payable for that period of the Employment Term including the Disability Period and (ii) participate in the Benefit Plans. In the event the Executive's employment is terminated upon Disability (as defined in Section 10(b) hereof), the Executive shall be entitled to: (1) the payments and benefits provided in Section 11(e)(i), (ii) and (iii), provided that the severance (Base Salary and Target Bonus) and benefit continuation period shall be three years, (2) a Pro-Rata Target Bonus (as defined herein) for the year in which termination for

                 Disability occurs, payable in a lump-sum within 30 days following the Date of Termination, and any earned and unpaid bonus relating to services performed by the Executive in the year preceding his termination due to Disability, (3) immediate vesting of all outstanding stock options, including the Option Shares, with all vested stock options remaining exercisable for the remainder of their original terms (and in the event there are any restrictions on exercising such options after vesting, the Executive shall be entitled to exercise any vested options as of the earlier of (i) one year after the option shares vested or (ii) one year after the Date of Termination). Notwithstanding the foregoing, any cash payments made to the Executive upon termination due to Disability shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of the Company or under the Social Security disability insurance program, where such amounts were not previously applied to reduce any such payment (provided the Company has paid the premiums associated with such plans). For purposes hereof, "Pro-Rata Target Bonus" means the Executive's Target Bonus for the year in which the Date of Termination occurs multiplied by a fraction, the numerator of which is the number of days in the year ending on the Executive's Date of Termination and the denominator of which is 365.

            (b) Death. If the Executive's employment hereunder is terminated as a result of his death, then: (i) the Company shall pay the Executive's estate or designated beneficiary, as soon as practicable after the Date of Termination, a lump sum payment equal to (1) any Base Salary installments due in the month of death and any reimbursable expenses accrued or owing the Executive hereunder as of the Date of Termination, (2) a Pro-Rata Target Bonus (as defined in Section 11(a) hereof), payable in a lump-sum within 30 days following the Date of Termination, and any earned and unpaid bonus relating to services performed by the Executive in the year preceding his death, and (3) the severance benefits set forth in Section 11(e)(i), (ii) and
                 (iii) (provided that the severance (Base Salary and Target Bonus) and benefit continuation period on which such lump-sum payment is determined shall be three years), and (ii) all outstanding stock options, earned shares of incentive stock, and other awards granted to the Executive under the Incentive Compensation Programs shall immediately become fully vested as of the Date of Termination and all transfer restrictions shall lapse and all vested stock options, including the Option Shares, shall remain exercisable for the remainder of their original terms (and in the event there are any restrictions on exercising such options after vesting, the Executive shall be entitled to exercise any vested options as of the earlier of
                 (i) one year after the option shares vested or (ii) one year after the Date of Termination, provided that the Board may, upon the written request of the Executive's personal representative, waive or modify the restrictions on the exercise of any vested stock options).


            (c) Termination for Cause; Termination by the Executive other than for Good Reason or Disability. If the Executive's employment hereunder is terminated by the Company for Cause or by the Executive (other than for Good Reason or Disability), then (i) the Company shall pay the Executive, as soon as practicable after the Date of Termination, any Base Salary and any reimbursable expenses accrued or owing the Executive hereunder for services as of the Date of Termination; and (ii) the Executive shall immediately forfeit any unvested stock options. In the event of termination by the Company for Cause, the Executive shall have the right to exercise the vested unexercised portion of all outstanding stock option and stock awards prior to the Date of Termination, and the unexercised portion of any such award shall be forfeited thereafter and shall remain subject to the terms of each grant. In the event of termination by the Executive other than for Good Reason, the Executive shall have the right to exercise the vested unexercised portion of all outstanding stock options then held by the Executive for such period following the Date of Termination as shall be provided for under the terms of each grant.

            (d) Termination Resulting from Non-Renewal of this Agreement. If this Agreement is not renewed in accordance with Section 2(a) following the expiration of the initial Employment Term on December 31, 2006, Executive shall be entitled to receive, in addition to the payments due to him through the end of the initial Employment Term (including a bonus for 2006 of no less than the Target Bonus) his Base Salary and Target Bonus, as established pursuant to Sections 5(a) and (b), in equal monthly installments, and benefit continuation in accordance with
                 Section 11(e)(iii) for a period of 18 months following the end of the initial Employment Term. In addition, any outstanding stock options shall continue to vest in accordance with their terms as if the Executive remained employed until the end of this 18-month severance period, with all vested options remaining exercisable for the remainder of their original terms (and in the event there are any restrictions on exercising such options after vesting, the Executive shall be entitled to exercise any vested options at the earlier of
                 (i) one year after the option shares vested or (ii) one year after the Date of Termination).


            (e) All Other Terminations. The Executive's employment may be terminated without Cause by the Board or the Company or by the Executive for Good Reason, provided that in such event:


                 (i) Executive shall be entitled to receive, in equal monthly installments, his Base Salary and Target Bonus as established pursuant to Sections 5(a) and (b) of this Agreement, for the greater of (x) the remaining period of the Employment Term or (y) for a period of two (2) years, provided that if the Executive terminates pursuant to Section 10(d)(viii) hereof or if the Executive's employment is terminated without Cause or for Good Reason within 90 days prior to a Change in Control or within two (2) years following a Change in Control (as hereinafter defined), the Executive shall be entitled to a lump-sum amount equal to three (3) times Base Salary and Target Bonus, payable within 30 days following the Change in Control.

                 (ii) Executive shall be entitled to receive, in monthly installments (net of appropriate withholding), for the remaining period of this Agreement or in a lump sum if the proviso in clause (i) of this Section 11(e) applies, his target Annual Bonus Award (including the stock and cash components) earned during the Employment Term of this Agreement and any earned and unpaid bonus relating to services performed by the Executive in the year preceding his termination by the Company without Cause or his termination for Good Reason provided that the bonus payment pursuant to this Section 11(e)(ii) shall not duplicate any bonus payments previously paid to the Executive;

                 (iii) The Executive and his eligible dependents shall be entitled to continue participation in the Company's Benefit Plans at the same cost as other Company senior executives until the second anniversary of the Date of Termination (or the third anniversary of such date if the proviso in clause (i) of this Section 11(e) applies) or until such time as the Executive and his eligible dependents are covered by a successor employer's comparable benefit plans, whichever is sooner; provided that to the extent that any Benefit Plan does not permit continuation of the Executive's or his eligible dependents' participation throughout such period, the Company shall provide the Executive, no less frequently than quarterly in advance, with an amount which is equal to the Company's cost of providing such benefits;

                 (iv) Any outstanding stock options shall continue to vest until the second anniversary of the Date of Termination (or the third anniversary of such date if the proviso in clause (i) of this Section 11(e) applies), with all vested options remaining exercisable for the remainder of their original terms (and in the event there are any restrictions on exercising such options after vesting, the Executive shall be entitled to exercise any vested options as of the earlier of (i) one year after the option shares vested or (ii) one year after the Date of Termination).

                 (f) Other Severance Provisions. In the event of any termination, the Executive shall be entitled to any other payments, benefits or rights in accordance with this Agreement or any applicable plan, program, policy, arrangement of, or other agreements with, the Company or any affiliate (provided that in no event shall the Executive be entitled to duplication of any payment or benefit).

                 (g)    Change in Control Protections and Excise Tax Gross-Up.

                        (i) Upon a Change in Control, the Executive's outstanding equity awards (including, but not limited to, stock options) shall immediately vest and all vested stock options shall remain exercisable for the remainder of their original terms (provided that any restrictions on exercising such stock options shall lapse).

                        (ii) In the event that the Executive receives any payment or benefit (including but not limited to the payment, or benefits pursuant to Section 11 of this Agreement) (a "Payment") that is subject to the excise tax (the "Excise Tax") under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive, as soon thereafter as practicable, an additional amount (a "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax imposed upon the Payment and any federal, state, and local income tax and Excise Tax imposed upon the Gross-Up Payment, shall be equal to the Payment. The determination of whether an Excise Tax is due in respect to any payment or benefit, the amount of the Excise Tax and the amount of the Gross-Up Payment shall be made by an independent auditor

                              (the "Auditor") jointly selected by the Company and the Executive and paid by the Company. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one nationally recognized accounting firm and those two firms shall jointly select one nationally recognized accounting firm to serve as the Auditor. Notwithstanding the Payment, (i) any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G of the Code shall be treated as subject to the Excise Tax, unless in the opinion of the tax counsel selected by the Auditor, such other payments or benefits (in whole or in part) do not constitute parachute payments, or are otherwise not subject to the Excise Tax, and (ii) the Executive shall be deemed to pay federal income tax at the highest marginal rate applicable in the calendar year in which the Gross-Up Payment is made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income tax which could be obtained from deduction of such state and local taxes. In the event the actual Excise Tax or such income tax is more or less than the amount used to calculate the Gross-Up Payment, the Executive or the Company, as the case may be, shall pay to the other an amount reflecting the actual Excise Tax or such income tax.


                 (h) Change in Control. For purposes of this Agreement, "Change in Control" of the Company shall be deemed to have occurred if:

                        (i) the Company's shareholders approve any transaction that is contemplated to result in a "Qualifying Merger or Consolidation," sale or disposition of all or substantially all of the Company's assets or business or a plan of partial or complete liquidation, share exchange, amalgamation, recapitalization or similar transaction and such transaction is completed substantially in accordance with the terms approved by the shareholders; provided that notwithstanding anything to the contrary in this subsection
                              (h)(i), no such merger, consolidation, sale or disposition shall be deemed to constitute a "Change in Control" if such transaction or series of transactions requires the Executive to be identified in any United States securities law filing solely as a result of his being a "person" (as such term is used in Section 3(a)(9) and 13(d) of the Act) or a member of any "group" (as defined in Section 14(d)(2) of the Act) acquiring, holding or disposing of beneficial ownership of the Company's securities and/or assets (but excluding any filing such as a Form 4 required as a result of being an officer or shareholder of the Company) and effecting a "Change in Control" as defined in this subclause (h)(i); or

                        (ii) during any period of not more than two (2) consecutive years (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a "person" (as hereinabove defined) who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this Section) whose election was approved in a resolution of the Board by Executive or whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (including approval by Executive in a resolution of the Board), cease for any reason to constitute at least a majority of the Board; or

                        (iii) any third-party (or any third parties acting as a
                              "group," as defined herein) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of securities representing at least 40% of the Company's Voting Power in a transaction that is not part of a Qualifying Merger or Consolidation (a "Share Acquisition") and subsequent to such Share Acquisition either (1) the Company is no longer a public company for U.S. securities law purposes, or (2) there is a material diminution of the Executive's position, duties or responsibilities (including, without limitation, a termination of the Executive's employment by the Company) or any other breach of this Agreement by the Company or event giving rise to a Good Reason termination by the Executive. Notwithstanding the provisions of the immediately preceding sentence, in the event that the Executive ceases to be the CEO within the 90-day period prior to the Share Acquisition as a result of the termination of his employment by the Company without Cause or by the Executive for Good Reason, the provisions of clause (1) and (2) shall not apply.

                        (iv) For purposes of this Section (h), (x) "Qualifying Merger or Consolidation" shall mean any of the following: (1) any merger or consolidation between the Company or a subsidiary thereof and any entity in which the surviving entity (whether or not the Company) is not a publicly traded entity and the Executive is not CEO of the publicly traded parent (if any) of the surviving entity, (2) any merger or consolidation between the Company or any subsidiary thereof and any entity in which the surviving entity (whether or not the Company) is publicly traded and the Executive is not CEO of such surviving entity, or (3) any merger or consolidation between the Company or a subsidiary thereof and any entity if the shareholders of the Company immediately prior to the merger or consolidation hold, directly or indirectly, less than 50% of the Voting Power of the Company (or the ultimate parent corporation of the Company) (there being excluded from the number of shares held by such shareholders, but not from the Voting Shares of the combined company, any shares received by Affiliates of such other company in exchange for stock of such other company) immediately after such merger or consolidation,
                              (x) "Voting Power" means the total voting power of all outstanding securities having general voting power to elect the directors of the specified corporation, (y) "Act" means the Securities Exchange Act of 1934, as amended and (z) "Affiliate" means a person or other entity that directly or indirectly controls, is controlled by, or is under common control with, the company with respect to which the transaction is taking place.

       12.       Non-Solicitation and Non-Competition.

                 (a) Term of Non-Compete. Subject to Section 12(d), during his employment with the Company and for a period of one
                        (1) year following the Date of Termination, the Executive will not provide services, in any capacity, whether as an employee, consultant, independent contractor, or otherwise, to any person or entity that provides products or services that compete with the Business of the Company, including but not limited to:
                        Laboratory Corporation of America Holdings, Inc.; Mayo Laboratory; ARUP; LabOne; Specialty Labs Inc.; Bio Reference Laboratories; Focus Technologies; ENZO, Inc.; Ameripath; and Esoterix; or their successors or assigns, except that after the termination of Executive's employment this restriction shall only apply to North America. If so requested in writing by Executive, the Company shall advise the Executive promptly in writing in advance (but in no case later than 30 calendar days) as to whether, in the exercise of its reasonable judgment, the Company views any proposed activity contemplated by the Executive as constituting a competing "Business," provided that nothing herein shall prevent the Executive from, after the termination of his employment, being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation that is publicly traded.

                 (b)    Term of Non-Solicitation of Customers. Subject to
                        Section 12(d), for a period of one (1) year following the Date of Termination, the Executive will not directly or indirectly solicit the Business of any customer of the Company during the one (1) year period prior to the termination of the employment relationship with the Company for any purpose other than to obtain, maintain and/or service the customer's Business for the Company.

                 (c)    Term of Non-Solicitation of Employees. Subject to
                        Section 12(d), for a period of one (1) year following the Date of Termination, the Executive agrees not to, directly or indirectly, recruit, solicit or hire any employees of the Company to work for the Executive or any other person or entity.

                 (d) Term of Non Compete, Non Solicitation Automatically Extended. Notwithstanding the provisions of Sections 12(a), 12(b), and 12(c), in the event that the term of Executive's employment under this Agreement is not extended beyond the initial Employment Term and the Executive is receiving severance pursuant to Section 11(d) hereof, the period of (1) one year referred to in the said Sections shall automatically be deemed to be 18 (eighteen) months following the expiration of the initial Term on December 31, 2006.

                 (e) Definitions Applicable to Section 12. As used in this Section, the following terms shall have their respective definitions:

                        (i) "Business" shall include (A) clinical laboratory, pathology, toxicology, pharmaceutical testing, clinical trials, (B) Clinical Laboratory Medical

                              Information Services, (C) clinical laboratory testing kits; and (D) any other product or service which the Company planned, provided or discussed during the (1) one; year period prior to the termination of Executive's employment.

                        (ii) "Clinical Laboratory Medical Information Services" shall mean medical information services which contain a substantial clinical laboratory data component.

                        (iii) "Indirectly solicit" shall include, but is not to
                              be limited to, providing any of the Company's proprietary information to another individual, or entity, or allowing the use of Executive's name by any company (or any employees of any other company) other than the Company, in the solicitation of the Business of Company's customers.

                 (f) Expedited Arbitration Applicable to Section 12. In the event there is a dispute under this Section, the parties agree to hold an expedited hearing in the City of New York, New York, before an arbitrator under American Arbitration Association Rules.

                 (g) Exclusive Property. Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by Executive relating to the business of the Company, its affiliates and subsidiaries (other than his personal records) shall be and remain the property of the Company. Upon the termination of his employment with the Company or upon the request of the Company at any time, Executive shall promptly deliver to the Company, and shall not without the consent of the Board retain copies of, any written materials not previously made available to the public, or records and documents made by Executive in his possession concerning the business or affairs of the Company or any of its affiliates or subsidiaries (other than his personal records); provided, however, that subsequent to any such termination, the Company shall provide Executive with copies (the cost of which shall be borne by Executive) of any documents that are requested by Executive and that Executive has determined in good faith are (i) required to establish a defense to a claim that Executive has not complied with his duties hereunder or (ii) necessary to Executive in order to comply with applicable law.


                 (h) Injunctive Relief. Without intending to limit the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in this Section 12 may result in material irreparable injury to the Company or its affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this
                        Section 12 or such other relief as may be required to specifically enforce any of the covenants in this
                        Section 12. Executive hereby agrees that the Company shall not be required to post any bond or other security in connection with any such equitable relief. Without intending to limit the remedies available to Executive,

                        Executive shall be entitled to seek specific performance of the Company's obligations under this Agreement.

            13. Arbitration. In the event of any difference of opinion or dispute between the Executive and the Company with respect to the construction or interpretation of this Agreement or the alleged breach thereof, which cannot be settled amicably by agreement of the parties, then such dispute shall be submitted to and determined by arbitration by a single arbitrator in the city of New York, New York in accordance with the rules then in effect of the Commercial Arbitration Panel of the American Arbitration Association (the "AAA"), and judgment upon the award rendered shall be final, binding and conclusive upon the parties and may be entered in the highest court, state or federal, having jurisdiction. Each party shall bear its own costs and expenses of the arbitration, including its own attorneys' fees, and its allocable share of the costs and expenses of the arbitrator.

            14. Confidentiality. During the Employment Term, and except as otherwise required by law, the Executive shall not disclose or make accessible to any business, person or entity, or make use of (other than in the course of the business of the Company) any trade secrets, proprietary knowledge or confidential information, which he shall have obtained during his employment by the Company and which shall not be generally known to or recognized by the general public. All information regarding or relating to any aspect of either the Company's business, including but not limited to that relating to existing or contemplated business plans, activities or procedures, current or prospective clients, current or prospective contracts or other business arrangements, current or prospective products, facilities and methods, manuals, intellectual property, price lists, financial information (including the revenues, costs, or profits associated with any of the

                 Company's products or services), or any other information acquired because of the Executive's employment by the Company, shall be conclusively presumed to be confidential; provided, however, that: Confidential Information shall not include any information known generally to the public; (other than as a result of unauthorized disclosure by the Executive) or any specific information or type of information generally not considered information disclosed by the Company or any officer thereof to a third party without restrictions on the disclosure of such information. The Executive's obligations under this
                 Section 14 shall be in addition to any other confidentiality or nondisclosure obligations of the Executive of the Company at law or under any other agreements.

       15.       Other Matters.

                 (a) Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive relating to the subject matter hereof, and supersedes any previous agreements, commitments and understandings, written or oral, with respect to the matters provided herein other than any equity award agreements. As used in this Agreement, terms such as "herein," "hereof," "hereto" and similar language shall be construed to refer to this entire instrument and not merely the paragraph or sentence in which they appear, unless so limited by express language. Notwithstanding the foregoing, if this Agreement is terminated in accordance with Section 2(b) hereof, the Letter Agreement shall remain in full force and effect. In the event of any inconsistency between this Agreement and the provisions of any plan, policy, program, arrangement or other agreement, the provisions most favorable to the Executive shall control.

                 (b) Assignment. Except as set forth below, this Agreement and the rights and obligations contained herein shall not be assignable or otherwise transferable by either party to this Agreement without the prior written consent of the other party to this Agreement. Notwithstanding the foregoing, any amounts owing to the Executive upon his death shall inure to the benefit of his heirs, legatees, personal representatives, executor or administrator.

                 (c) Notices. Any and all notices provided for under this Agreement shall be in writing and hand delivered or sent by first class registered or certified mail, postage prepaid, return receipt requested, addressed to the Executive at his residence (with a copy to the Law Offices of Joseph E. Bachelder, 780 Third Avenue, New York, New York 10017, Attn: Joseph E. Bachelder, Esq.) or to the Company at its usual place of business, and all such notices shall be deemed effective at the time of delivery or at the time delivery is refused by the addressee upon presentation.

                 (d) Amendment/Waiver. No provision of this Agreement may be amended, waived, modified, extended or discharged unless such amendment, waiver, extension or discharge is agreed to in writing signed by both the Company and the Executive.

                 (e) Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be construed, interpreted, and enforced in accordance with the laws of the State of New York (applicable to contracts to be performed wholly within such State).

                 (f) Severability. The Executive hereby expressly agrees that all of the covenants in this Agreement are reasonable and necessary in order to protect the Company and its business. If any provision or any part of any provision of this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective only to the extent of such invalidity or unenforceability and shall not affect in any way the validity or enforceability of the remaining provisions of this Agreement, or the remaining parts of such provision.

                 (g) Successor in Interest. In the event the Company merges or consolidates with or into any other corporation or corporations, or sells or otherwise transfers substantially all of its assets to another corporation or other entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving or resulting from the merger or consolidation or to which the assets are sold or transferred and, prior to the consummation of any such event, the Company shall obtain the express written assumption of this Agreement by the other entity (other than in the case of a merger after which the Company is the surviving entity). All references herein to the Company refer with equal force and effect to any corporate or other successor of the entity that acquires directly or indirectly by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Company.

                 (h) No Mitigation/No Offset. In the event of any termination of employment, the Executive shall be under no obligation to seek other employment, and there shall be no offset against entitlements, amounts or benefits due him under this Agreement or otherwise on account of any remuneration attributable to any subsequent employer or claims asserted by the Company or any affiliate.

                 (i) Joint Participation in Drafting. Each party to this Agreement has participated in the negotiation and drafting hereof. As such, the language used herein shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party to this Agreement.

        16. Indemnification. The Company shall indemnify the Executive to the full extent permitted by law and the By-laws of the Company for all expenses, costs, liabilities and legal fees (collectively, "Damages") that the Executive may incur in the discharge of all his duties hereunder, including, without limitation, the right to be paid in advance by the Company for his expenses in defending a civil or criminal action, proceeding or investigation prior to the final disposition thereof. The Executive shall be insured under the Company's Directors' and Officers' Liability Insurance Policy as in effect from time to time. Notwithstanding any other provision of this Agreement to the contrary, any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operations of this Section 16.

        17. Authority The execution, delivery and performance of this Agreement has been duly authorized by the Company and this Agreement represents the valid, legal and binding obligation of the Company, enforceable against the Company according to its terms.

                           [signature page to follow]

                      [Employment Agreement Signature Page]

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its own behalf and has caused its corporate seal to be affixed, and the Executive has executed this Agreement on his own behalf intending to be legally bound, as of the date first written above.

                                 QUEST DIAGNOSTICS INCORPORATED

                                 By:
                                    ------------------------------------------
                                    Kenneth W. Freeman
                                    Chairman and Chief Executive Officer
ATTEST:

Secretary

                                 EXECUTIVE

                                 ---------------------------------------------
                                 Surya N. Mohapatra